Exhibit 99.1

FOR IMMEDIATE RELEASE
October 29, 2015

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Third Quarter 2015 Earnings

Highlights

•	Record net income of $25.8 million with diluted earnings per share of $0.45

•	Record new loan production for the quarter of $348 million

•	Solid deposit growth of $270 million, or 4% for the quarter

•	Nonperforming assets to period end assets reduced to 0.44%, a decrease of 10 basis points from June 30, 2015 and a decrease of 18 basis points from year end 2014

•	Efficiency ratio for the quarter improves to less than 60%

TACOMA, Washington, October 29, 2015 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”), said today upon the release of Columbia’s third quarter 2015 earnings, “The balance sheet growth combined with our ongoing efforts to increase noninterest income and curb expenses resulted in record net income for the quarter. The Pacific Northwest economy continues to be favorable for businesses as evidenced by our record loan production and outstanding deposit growth during the third quarter. Our bankers have worked diligently to grow loans and increase core deposits, resulting in a relatively stable operating net interest margin despite the prolonged low interest rate environment.”

Balance Sheet
Loans were $5.75 billion at September 30, 2015, up $134.6 million from June 30, 2015 due to record loan originations during the current quarter. Securities were $2.04 billion at September 30, 2015, an increase of $111.4 million, or 6% from $1.93 billion at June 30, 2015 due primarily to purchases of securities resulting from deposits growing in excess of loans. Total deposits at September 30, 2015 were $7.31 billion, an increase of $270.4 million from $7.04 billion at June 30, 2015. Core deposits were $6.99 billion at September 30, 2015, an increase of $248.2 million from June 30, 2015. The average rate on interest-bearing deposits and total deposits for the quarter was 0.08% and 0.04%, respectively, unchanged compared to the second quarter of 2015.
Income Statement
Net Interest Income
Net interest income for the third quarter of 2015 was $81.7 million, an increase of $684 thousand compared to the second quarter of 2015. This increase was primarily due to higher average loan balances in the current quarter. Compared to the third quarter of 2014, net interest income increased by $5.5 million from $76.2 million. The increase from the prior year period is due to the combination of acquired loans and securities from the November 1, 2014 acquisition of Intermountain Community Bancorp (“Intermountain”) and organic loan growth, partially offset by a decline in incremental accretion income. For additional information regarding net interest income, see the “Average Balances and Rates” table.
Noninterest Income
Total noninterest income was $22.5 million for the third quarter of 2015, an increase of $1.0 million compared to $21.5 million for the second quarter of 2015. The linked quarter increase was primarily due to an increase in other noninterest income of $1.3 million which resulted from gains on sales of loans in the current quarter of $1.1 million compared to $43 thousand in the second quarter of 2015.
Compared to the third quarter of 2014, noninterest income increased by $6.6 million due to both a $1.6 million increase in service charges and other fees and the change in FDIC loss-sharing asset. The growth in service charges and other fees resulted primarily from the increased customer base from the acquisition of Intermountain. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format below.

The change in the FDIC loss-sharing asset has been a significant component of noninterest income, but over time the significance has diminished. The following table reflects the income statement components of the change in the FDIC loss-sharing asset:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Adjustments reflected in income
Amortization, net	(1,416)	(3,992)	(5,086)	(16,208)
Loan impairment	(119)	(416)	1,413	2,735
Sale of other real estate	(126)	(383)	(753)	(2,104)
Write-downs of other real estate	25	67	1,148	860
Other	1	(92)	299	32
Change in FDIC loss-sharing asset	$(1,635)	$(4,816)	$(2,979)	$(14,685)
Noninterest Expense
Total noninterest expense for the third quarter of 2015 was $64.1 million, a decrease of $4.4 million compared to $68.5 million for the second quarter of 2015. This decrease was driven by lower acquisition-related expenses in the current quarter of $428 thousand compared to $5.6 million in the prior quarter. After removing the effect of the acquisition-related expenses, noninterest expense for the current quarter was $811 thousand higher than the second quarter of 2015 on the same basis. This increase was due to OREO costs, which were $240 thousand in the current quarter compared to a benefit of $563 thousand for the second quarter of 2015. In addition, during the third quarter of 2015 Columbia experienced unusually high fraud losses largely attributed to debit card activity. Fraud losses for the third quarter were $834 thousand, up $546 thousand from the second quarter of 2015.
Clint Stein, Columbia’s Executive Vice President and Chief Financial Officer stated, “As we approach the one year anniversary of closing the Intermountain acquisition, we have achieved our post-integration target expense run rate of less than $64 million per quarter. The realization of our expense goal ahead of our anticipated timeframe coupled with the growth in revenue during the quarter resulted in the efficiency ratio improving to below 60%.”

Compared to the third quarter of 2014, noninterest expense increased $4.1 million, or 7% from $60.0 million, due to both increased expenses resulting from the Intermountain acquisition as well as additional OREO costs, partially offset by a decrease of $2.8 million in acquisition-related expenses.

Net Interest Margin (“NIM”)
Columbia’s net interest margin (tax equivalent) of 4.37% for the third quarter of 2015 decreased 4 basis points from 4.41% for the second quarter of 2015. Compared to the third quarter of 2014, Columbia’s net interest margin decreased 48 basis points from 4.85%, primarily due to lower incremental accretion on acquired loans, which was $9.4 million for the prior year quarter, compared to $6.4 million for the current quarter. Columbia’s operating net interest margin (tax equivalent)(1) was 4.18% for the third quarter of 2015, an increase of 1 basis point from 4.17% for the second quarter of 2015 and down 4 basis points compared to 4.22% for the third quarter of 2014 as a result of the continuing low interest rate environment.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin:

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(dollars in thousands)
Incremental accretion income due to:
FDIC purchased credit impaired loans	$2,082	$4,205	$6,896	$16,428
Other FDIC acquired loans	34	175	166	474
Other acquired loans	4,293	5,040	14,116	16,136
Incremental accretion income	$6,409	$9,420	$21,178	$33,038

Net interest margin (tax equivalent)	4.37%	4.85%	4.39%	4.86%
Operating net interest margin (tax equivalent) (1)	4.18%	4.22%	4.18%	4.23%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

Asset Quality
At September 30, 2015, nonperforming assets to total assets were 0.44% compared to 0.54% at June 30, 2015. Total nonperforming assets decreased $7.9 million due to a $6.7 million reduction in nonaccrual loans and a $1.2 million decline in other real estate owned due to sales activity during the current quarter. Andy McDonald, Columbia’s Executive Vice President and Chief Credit Officer, stated “One of our goals coming out of the great recession was to reduce our level of nonperforming assets below 50 basis points. We are pleased that we have achieved this goal this past quarter as our NPA ratio declined to 44 basis points.”
The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	September 30, 2015	June 30, 2015	December 31, 2014
	(in thousands)
Nonaccrual loans:
Commercial business	$10,150	$13,539	$16,799
Real estate:
One-to-four family residential	2,012	4,193	2,822
Commercial and multifamily residential	4,317	3,809	7,847
Total real estate	6,329	8,002	10,669
Real estate construction:
One-to-four family residential	1,472	1,937	465
Commercial and multifamily residential	470	469	480
Total real estate construction	1,942	2,406	945
Consumer	659	1,799	2,939
Total nonaccrual loans	19,080	25,746	31,352
Other real estate owned and other personal property owned	19,475	20,665	22,225
Total nonperforming assets	$38,555	$46,411	$53,577

The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL"):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014 (1)	2015	2014 (1)
	(in thousands)
Beginning balance	$69,257	$69,295	$69,569	$72,454
Charge-offs:
Commercial business	(2,570)	(1,348)	(6,082)	(3,298)
One-to-four family residential real estate	—	—	(297)	(207)
Commercial and multifamily residential real estate	(198)	(7)	(241)	(2,993)
Consumer	(311)	(620)	(1,521)	(2,256)
Purchased credit impaired (1)	(3,198)	(3,236)	(10,174)	(11,350)
Total charge-offs	(6,277)	(5,211)	(18,315)	(20,104)
Recoveries:
Commercial business	623	356	1,450	2,558
One-to-four family residential real estate	261	63	288	103
Commercial and multifamily residential real estate	417	140	3,698	716
One-to-four family residential real estate construction	105	20	141	504
Commercial and multifamily residential real estate construction	2	—	7	—
Consumer	297	340	707	931
Purchased credit impaired (1)	1,533	1,888	5,262	5,690
Total recoveries	3,238	2,807	11,553	10,502
Net charge-offs	(3,039)	(2,404)	(6,762)	(9,602)
Provision for loan and lease losses (1)	2,831	980	6,242	5,019
Ending balance	$69,049	$67,871	$69,049	$67,871
__________
(1) Reclassified to conform to the current period’s presentation. The reclassification was limited to including charge-off, recovery, and provision activity related to the purchased credit impaired loan portfolio.

The allowance for loan losses to period end loans was 1.20% at September 30, 2015 compared to 1.23% at June 30, 2015. For the third quarter of 2015, Columbia recorded a net provision for loan and lease losses of $2.8 million compared to a net provision of $980 thousand for the comparable quarter last year. The net provision for loan and lease losses recorded during the current quarter was due to organic loan growth, charge-off activity and higher loss rates in the substandard category, partially offset by provision recapture recorded for the purchased credit impaired portfolio.

Impact of FDIC Acquired Loan Accounting
While the significance of the FDIC Acquired Loan Accounting has diminished over time, the following table illustrates the impact to earnings associated with Columbia’s FDIC acquired loan portfolios:

FDIC Acquired Loan Accounting

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(in thousands)
Incremental accretion income on FDIC purchased credit impaired loans	$2,082	$4,205	$6,896	$16,428
Incremental accretion income on other FDIC acquired loans	34	175	166	474
Recapture (provision) for losses on FDIC purchased credit impaired loans	519	520	(2,566)	(3,419)
Change in FDIC loss-sharing asset	(1,635)	(4,816)	(2,979)	(14,685)
FDIC clawback liability recovery (expense)	(174)	(201)	(167)	(302)
Pre-tax earnings impact	$826	$(117)	$1,350	$(1,504)
The incremental accretion income on FDIC purchased credit impaired loans represents the amount of income recorded above the contractual rate stated in the individual loan notes. At September 30, 2015, the accretable yield on purchased credit impaired loans was $62.8 million. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $1.6 million change in the FDIC loss-sharing asset in the current quarter reduced noninterest income and consisted primarily of $1.4 million in amortization expense. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format in the section titled “Noninterest Income” in the following pages.

Organizational Update

Hadley Robbins, Columbia’s Executive Vice President and Chief Operating Officer commented, “As part of our continuing efforts to grow noninterest income while increasing customer satisfaction, we created a Banking Solutions division during the third quarter. Comprised of deposit, payments and digital solutions management functions, including the Cash Management and Merchant Card Services departments and our Customer Care Centers, the division is designed to help us maintain a relevant and contemporary set of products for businesses and individuals.”

Mr. Robbins continued, “We continually review our branch system to ensure that we are running effectively and efficiently, while providing the best possible customer service. We recently celebrated a new building for our Mattawa branch in eastern Washington, delivering an enhanced level of service and convenience to our customers in a very busy location. We also announced the closure of two western Washington branches planned for the fourth quarter this year.”
Conference Call Information
Columbia’s management will discuss the third quarter 2015 results on a conference call scheduled for Thursday, October 29, 2015 at 1:00 p.m. Pacific Daylight Time (4:00 p.m. EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #51083007.

A conference call replay will be available from approximately 4:00 p.m. PDT on October 29, 2015 through 9:00 p.m. PST on November 5, 2015. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #51083007.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with over 150 branches throughout Washington, Oregon and Idaho. For the ninth consecutive year, the bank was named in 2015 as one of Puget Sound Business Journal's "Washington's Best Workplaces." Columbia ranked in the top 20 on the 2015 Forbes list of best banks in the country, as well as ranking the best in Washington and second in the Pacific Northwest for the fourth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Nine Months Ended
Unaudited	September 30,				September 30,
	2015		2014		2015		2014
Earnings	(dollars in thousands except per share amounts)
Net interest income	$81,694		$76,220		$243,068		$225,284
Provision for loan and lease losses	$2,831		$980		$6,242		$5,019
Noninterest income	$22,499		$15,930		$66,728		$44,565
Noninterest expense	$64,067		$59,982		$199,272		$175,132
Acquisition-related expense (included in noninterest expense)	$428		$3,238		$9,045		$4,876
Net income	$25,780		$21,583		$72,087		$62,654
Per Common Share
Earnings (basic)	$0.45		$0.41		$1.25		$1.20
Earnings (diluted)	$0.45		$0.41		$1.25		$1.18
Book value	$21.69		$20.78		$21.69		$20.78
Averages
Total assets	$8,672,692		$7,337,306		$8,570,825		$7,237,459
Interest-earning assets	$7,711,531		$6,451,660		$7,600,954		$6,345,909
Loans	$5,712,614		$4,770,443		$5,557,771		$4,652,157
Securities, including Federal Home Loan Bank stock	$1,945,174		$1,585,996		$1,996,527		$1,637,766
Deposits	$7,233,863		$6,110,809		$7,047,818		$5,994,608
Interest-bearing deposits	$3,910,695		$3,847,730		$3,939,525		$3,809,546
Interest-bearing liabilities	$4,007,198		$3,889,233		$4,119,815		$3,886,180
Noninterest-bearing deposits	$3,323,168		$2,263,079		$3,108,293		$2,185,062
Shareholders' equity	$1,239,830		$1,099,512		$1,242,853		$1,084,049
Financial Ratios
Return on average assets	1.19%		1.18%		1.12%		1.15%
Return on average common equity	8.32%		7.86%		7.74%		7.71%
Average equity to average assets	14.30%		14.99%		14.50%		14.98%
Net interest margin (tax equivalent)	4.37%		4.85%		4.39%		4.86%
Efficiency ratio (tax equivalent) (1)	59.69%		63.33%		62.51%		63.16%
Operating efficiency ratio (tax equivalent) (2)	58.85%		63.81%		60.86%		64.26%

	September 30,				December 31,
Period end	2015		2014		2014
Total assets	$8,755,984		$7,466,081		$8,578,846
Loans, net of unearned income	$5,746,511		$4,823,022		$5,445,378
Allowance for loan and lease losses	$69,049		$67,871		$69,569
Securities, including Federal Home Loan Bank stock	$2,037,666		$1,643,003		$2,131,622
Deposits	$7,314,805		$6,244,401		$6,924,722
Core deposits	$6,986,206		$5,990,118		$6,619,944
Shareholders' equity	$1,254,136		$1,096,211		$1,228,175
Nonperforming assets
Nonaccrual loans	$19,080		$27,998		$31,352
Other real estate owned ("OREO") and other personal property owned ("OPPO")	19,475		21,941		22,225
Total nonperforming assets	$38,555		$49,939		$53,577
Nonperforming loans to period-end loans	0.33%		0.58%		0.58%
Nonperforming assets to period-end assets	0.44%		0.67%		0.62%
Allowance for loan and lease losses to period-end loans	1.20%		1.41%		1.28%
Net loan charge-offs	$6,762	(3)	$9,602	(4)	$9,612	(5)

(1) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(2) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent).

(3) For the nine months ended September 30, 2015.
(4) For the nine months ended September 30, 2014.
(5) For the twelve months ended December 31, 2014.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	September 30,		December 31,
	2015		2014
Loan Portfolio Composition	(dollars in thousands)
Commercial business	$2,354,731	41.0%	$2,119,565	38.9%
Real estate:
One-to-four family residential	177,108	3.1%	175,571	3.2%
Commercial and multifamily residential	2,449,847	42.6%	2,363,541	43.5%
Total real estate	2,626,955	45.7%	2,539,112	46.7%
Real estate construction:
One-to-four family residential	136,783	2.4%	116,866	2.1%
Commercial and multifamily residential	134,097	2.3%	134,443	2.5%
Total real estate construction	270,880	4.7%	251,309	4.6%
Consumer	348,315	6.1%	364,182	6.7%
Purchased credit impaired	191,066	3.3%	230,584	4.2%
Subtotal loans	5,791,947	100.8%	5,504,752	101.1%
Less: Net unearned income	(45,436)	(0.8)%	(59,374)	(1.1)%
Loans, net of unearned income	5,746,511	100.0%	5,445,378	100.0%
Less: Allowance for loan and lease losses	(69,049)		(69,569)
Total loans, net	5,677,462		5,375,809
Loans held for sale	$6,637		$1,116

	September 30,		December 31,
	2015		2014
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$3,386,968	46.3%	$2,651,373	38.3%
Interest bearing demand	911,686	12.5%	1,304,258	18.8%
Money market	1,776,087	24.3%	1,760,331	25.4%
Savings	651,695	8.9%	615,721	8.9%
Certificates of deposit less than $100,000	259,770	3.6%	288,261	4.2%
Total core deposits	6,986,206	95.6%	6,619,944	95.6%

Certificates of deposit greater than $100,000	184,047	2.4%	202,014	2.9%
Certificates of deposit insured by CDARS®	26,975	0.4%	18,429	0.3%
Brokered money market accounts	117,196	1.6%	83,402	1.2%
Subtotal	7,314,424	100.0%	6,923,789	100.0%
Premium resulting from acquisition date fair value adjustment	381		933
Total deposits	$7,314,805		$6,924,722

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(dollars in thousands except per share)
Earnings
Net interest income	$81,694	$81,010	$80,364	$78,764	$76,220
Provision for loan and lease losses	$2,831	$2,202	$1,209	$1,708	$980
Noninterest income	$22,499	$21,462	$22,767	$15,185	$15,930
Noninterest expense	$64,067	$68,471	$66,734	$64,154	$59,982
Acquisition-related expense (included in noninterest expense)	$428	$5,643	$2,974	$4,556	$3,238
Net income	$25,780	$21,946	$24,361	$18,920	$21,583
Per Common Share
Earnings (basic)	$0.45	$0.38	$0.42	$0.34	$0.41
Earnings (diluted)	$0.45	$0.38	$0.42	$0.34	$0.41
Book value	$21.69	$21.38	$21.53	$21.34	$20.78
Averages
Total assets	$8,672,692	$8,532,173	$8,505,776	$8,152,463	$7,337,306
Interest-earning assets	$7,711,531	$7,560,288	$7,529,040	$7,199,443	$6,451,660
Loans	$5,712,614	$5,542,489	$5,414,942	$5,168,761	$4,770,443
Securities, including Federal Home Loan Bank stock	$1,945,174	$1,976,959	$2,068,806	$1,918,690	$1,585,996
Deposits	$7,233,863	$6,978,472	$6,927,756	$6,759,259	$6,110,809
Interest-bearing deposits	$3,910,695	$3,753,101	$4,157,491	$4,174,459	$3,847,730
Interest-bearing liabilities	$4,007,198	$3,961,013	$4,395,502	$4,282,273	$3,889,233
Noninterest-bearing deposits	$3,323,168	$3,225,371	$2,770,265	$2,584,800	$2,263,079
Shareholders' equity	$1,239,830	$1,247,887	$1,240,853	$1,185,346	$1,099,512
Financial Ratios
Return on average assets	1.19%	1.03%	1.15%	0.93%	1.18%
Return on average common equity	8.32%	7.04%	7.86%	6.39%	7.86%
Average equity to average assets	14.30%	14.63%	14.59%	14.54%	14.99%
Net interest margin (tax equivalent)	4.37%	4.41%	4.39%	4.50%	4.85%
Period end
Total assets	$8,755,984	$8,518,019	$8,552,902	$8,578,846	$7,466,081
Loans, net of unearned income	$5,746,511	$5,611,897	$5,450,895	$5,445,378	$4,823,022
Allowance for loan and lease losses	$69,049	$69,257	$70,234	$69,569	$67,871
Securities, including Federal Home Loan Bank stock	$2,037,666	$1,926,248	$2,040,163	$2,131,622	$1,643,003
Deposits	$7,314,805	$7,044,373	$7,074,965	$6,924,722	$6,244,401
Core deposits	$6,986,206	$6,737,969	$6,771,755	$6,619,944	$5,990,118
Shareholders' equity	$1,254,136	$1,236,214	$1,244,443	$1,228,175	$1,096,211
Nonperforming, assets
Nonaccrual loans	$19,080	$25,746	$31,828	$31,352	$27,998
OREO and OPPO	19,475	20,665	23,347	22,225	21,941
Total nonperforming assets	$38,555	$46,411	$55,175	$53,577	$49,939
Nonperforming loans to period-end loans	0.33%	0.46%	0.58%	0.58%	0.58%
Nonperforming assets to period-end assets	0.44%	0.54%	0.65%	0.62%	0.67%
Allowance for loan and lease losses to period-end loans	1.20%	1.23%	1.29%	1.28%	1.41%
Net loan charge-offs	$3,039	$3,179	$544	$10	$2,404

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Nine Months Ended
Unaudited	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands except per share)
Interest Income
Loans	$72,242	$65,903	$214,808	$198,448
Taxable securities	7,472	8,545	22,258	21,679
Tax-exempt securities	2,920	2,624	8,972	7,913
Deposits in banks	31	61	84	105
Total interest income	82,665	77,133	246,122	228,145
Interest Expense
Deposits	756	713	2,244	2,194
Federal Home Loan Bank advances	78	80	391	309
Other borrowings	137	120	419	358
Total interest expense	971	913	3,054	2,861
Net Interest Income	81,694	76,220	243,068	225,284
Provision for loan and lease losses	2,831	980	6,242	5,019
Net interest income after provision for loan and lease losses	78,863	75,240	236,826	220,265
Noninterest Income
Service charges and other fees	15,893	14,254	46,636	40,980
Merchant services fees	2,422	2,104	6,802	6,014
Investment securities gains, net	236	33	1,300	552
Bank owned life insurance	1,086	956	3,370	2,897
Change in FDIC loss-sharing asset	(1,635)	(4,816)	(2,979)	(14,685)
Other	4,497	3,399	11,599	8,807
Total noninterest income	22,499	15,930	66,728	44,565
Noninterest Expense
Compensation and employee benefits	35,175	32,559	112,721	94,961
Occupancy	8,101	7,445	24,781	24,276
Merchant processing	1,090	1,080	3,146	3,058
Advertising and promotion	1,354	1,027	3,480	2,746
Data processing and communications	3,796	4,269	13,022	11,469
Legal and professional fees	2,173	2,905	7,527	7,377
Taxes, licenses and fees	1,344	1,156	4,003	3,387
Regulatory premiums	1,084	1,195	3,626	3,444
Net cost (benefit) of operation of other real estate owned	240	(1,256)	(1,569)	(1,207)
Amortization of intangibles	1,695	1,456	5,230	4,516
Other	8,015	8,146	23,305	21,105
Total noninterest expense	64,067	59,982	199,272	175,132
Income before income taxes	37,295	31,188	104,282	89,698
Provision for income taxes	11,515	9,605	32,195	27,044
Net Income	$25,780	$21,583	$72,087	$62,654
Earnings per common share
Basic	$0.45	$0.41	$1.25	$1.20
Diluted	$0.45	$0.41	$1.25	$1.18
Dividends paid per common share	$0.34	$0.28	$0.98	$0.64
Weighted average number of common shares outstanding	57,051	52,112	57,007	51,772
Weighted average number of diluted common shares outstanding	57,064	52,516	57,021	52,479

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			September 30,	December 31,
			2015	2014
			(in thousands)
ASSETS
Cash and due from banks			$149,610	$171,221
Interest-earning deposits with banks			22,578	16,949
Total cash and cash equivalents			172,188	188,170
Securities available for sale at fair value (amortized cost of $2,004,728 and $2,087,069, respectively)			2,027,424	2,098,257
Federal Home Loan Bank stock at cost			10,242	33,365
Loans held for sale			6,637	1,116
Loans, net of unearned income of ($45,436) and ($59,374), respectively			5,746,511	5,445,378
Less: allowance for loan and lease losses			69,049	69,569
Loans, net			5,677,462	5,375,809
FDIC loss-sharing asset			8,146	15,174
Interest receivable			30,486	27,802
Premises and equipment, net			168,495	172,090
Other real estate owned			19,456	22,190
Goodwill			382,762	382,537
Other intangible assets, net			25,229	30,459
Other assets			227,457	231,877
Total assets			$8,755,984	$8,578,846
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$3,386,968	$2,651,373
Interest-bearing			3,927,837	4,273,349
Total deposits			7,314,805	6,924,722
Federal Home Loan Bank advances			6,540	216,568
Securities sold under agreements to repurchase			73,182	105,080
Other borrowings			—	8,248
Other liabilities			107,321	96,053
Total liabilities			7,501,848	7,350,671
Commitments and contingent liabilities
	September 30,	December 31,
	2015	2014
Preferred stock (no par value)	(in thousands)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	115,000	63,033
Issued and outstanding	57,729	57,437	989,088	985,839
Retained earnings			250,005	234,498
Accumulated other comprehensive income			12,826	5,621
Total shareholders' equity			1,254,136	1,228,175
Total liabilities and shareholders' equity			$8,755,984	$8,578,846

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended September 30,			Three Months Ended September 30,
	2015			2014 (1)
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(4)	$5,712,614	$73,231	5.13%	$4,770,443	$66,421	5.57%
Taxable securities (3)	1,498,211	7,472	1.99%	1,224,608	8,545	2.79%
Tax exempt securities (4)	446,963	4,491	4.02%	361,388	4,118	4.56%
Interest-earning deposits with banks	53,743	31	0.23%	95,221	61	0.26%
Total interest-earning assets	7,711,531	$85,225	4.42%	6,451,660	$79,145	4.91%
Other earning assets	149,895			131,887
Noninterest-earning assets	811,266			753,759
Total assets	$8,672,692			$7,337,306
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$480,132	$213	0.18%	$460,985	$288	0.25%
Savings accounts	643,672	17	0.01%	539,982	15	0.01%
Interest-bearing demand	916,388	158	0.07%	1,201,154	117	0.04%
Money market accounts	1,870,503	368	0.08%	1,645,609	293	0.07%
Total interest-bearing deposits	3,910,695	756	0.08%	3,847,730	713	0.07%
Federal Home Loan Bank advances	13,968	78	2.23%	16,503	80	1.94%
Other borrowings	82,535	137	0.66%	25,000	120	1.92%
Total interest-bearing liabilities	4,007,198	$971	0.10%	3,889,233	$913	0.09%
Noninterest-bearing deposits	3,323,168			2,263,079
Other noninterest-bearing liabilities	102,496			85,482
Shareholders’ equity	1,239,830			1,099,512
Total liabilities & shareholders’ equity	$8,672,692			$7,337,306
Net interest income (tax equivalent)		$84,254			$78,232
Net interest margin (tax equivalent)			4.37%			4.85%

(1)	Adjusted to conform to the current period presentation. The adjustment was limited to including amounts historically disclosed as “Covered loans” in “Loans, net.”

(2)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.2 million for both three month periods ended September 30, 2015 and 2014. The incremental accretion on acquired loans was $6.4 million and $9.4 million for the three months ended September 30, 2015 and 2014, respectively.

(3)	During the three months ended September 30, 2014, the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities.

(4)
Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $989 thousand and $518 thousand for the three months ended September 30, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.6 million and $1.5 million for the three months ended September 30, 2015 and 2014, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Nine Months Ended September 30,			Nine Months Ended September 30,
	2015			2014 (1)
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)(4)	$5,557,771	$217,128	5.21%	$4,652,157	$199,747	5.72%
Taxable securities (3)	1,541,018	22,258	1.93%	1,278,295	21,679	2.26%
Tax exempt securities (4)	455,509	13,802	4.04%	359,471	12,419	4.61%
Interest-earning deposits with banks	46,656	84	0.24%	55,986	105	0.25%
Total interest-earning assets	7,600,954	$253,272	4.44%	6,345,909	$233,950	4.92%
Other earning assets	148,189			129,819
Noninterest-earning assets	821,682			761,731
Total assets	$8,570,825			$7,237,459
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$490,720	$689	0.19%	$481,370	$975	0.27%
Savings accounts	631,979	53	0.01%	527,183	42	0.01%
Interest-bearing demand	1,003,544	451	0.06%	1,185,831	340	0.04%
Money market accounts	1,813,282	1,051	0.08%	1,615,162	837	0.07%
Total interest-bearing deposits	3,939,525	2,244	0.08%	3,809,546	2,194	0.08%
Federal Home Loan Bank advances	88,121	391	0.59%	51,634	309	0.80%
Other borrowings	92,169	419	0.61%	25,000	358	1.91%
Total interest-bearing liabilities	4,119,815	$3,054	0.10%	3,886,180	$2,861	0.10%
Noninterest-bearing deposits	3,108,293			2,185,062
Other noninterest-bearing liabilities	99,864			82,168
Shareholders’ equity	1,242,853			1,084,049
Total liabilities & shareholders’ equity	$8,570,825			$7,237,459
Net interest income (tax equivalent)		$250,218			$231,089
Net interest margin (tax equivalent)			4.39%			4.86%

(1)	Adjusted to conform to the current period presentation. The adjustment was limited to including amounts historically disclosed as “Covered loans” in “Loans, net.”

(2)
Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $3.8 million and $3.3 million for the nine months ended September 30, 2015 and 2014, respectively. The incremental accretion on certain loans was $21.2 million and $33.0 million for the nine months ended September 30, 2015 and 2014, respectively.

(3)	During the nine months ended September 30, 2014, the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities.

(4)
Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.3 million and $1.3 million for the nine months ended September 30, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $4.8 million and $4.5 million for the nine months ended September 30, 2015 and 2014, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$84,254	$78,232	$250,218	$231,089
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC purchased credit impaired loans	(2,082)	(4,205)	(6,896)	(16,428)
Incremental accretion income on other FDIC acquired loans	(34)	(175)	(166)	(474)
Incremental accretion income on other acquired loans	(4,293)	(5,040)	(14,116)	(16,136)
Premium amortization on acquired securities	2,396	1,454	7,964	4,633
Correction of immaterial error - securities premium amortization	—	(2,622)	—	(2,622)
Interest reversals on nonaccrual loans	325	423	1,131	1,103
Operating net interest income (tax equivalent) (1)	$80,566	$68,067	$238,135	$201,165
Average interest earning assets	$7,711,531	$6,451,660	$7,600,954	$6,345,909
Net interest margin (tax equivalent) (1)	4.37%	4.85%	4.39%	4.86%
Operating net interest margin (tax equivalent) (1)	4.18%	4.22%	4.18%	4.23%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$64,067	$59,982	$199,272	$175,132
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(428)	(3,238)	(9,045)	(4,876)
Net benefit of operation of OREO and OPPO	(228)	1,247	1,574	1,342
FDIC clawback liability expense	(174)	(201)	(167)	(302)
Loss on asset disposals	(274)	(106)	(381)	(557)
State of Washington Business and Occupation ("B&O") taxes	(1,212)	(1,069)	(3,668)	(3,116)
Operating noninterest expense (numerator B)	$61,751	$56,615	$187,585	$167,623

Net interest income (tax equivalent) (1)	$84,254	$78,232	$250,218	$231,089
Noninterest income	22,499	15,930	66,728	44,565
Bank owned life insurance tax equivalent adjustment	585	544	1,815	1,649
Total revenue (tax equivalent) (denominator A)	$107,338	$94,706	$318,761	$277,303

Operating net interest income (tax equivalent) (1)	$80,566	$68,067	$238,135	$201,165
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(236)	(33)	(1,300)	(552)
Gain on asset disposals	(120)	(28)	(125)	(78)
Change in FDIC loss-sharing asset	1,635	4,816	2,979	14,685
Operating noninterest income (tax equivalent)	24,363	20,664	70,097	59,704
Total operating revenue (tax equivalent) (denominator B)	$104,929	$88,731	$308,232	$260,869
Efficiency ratio (tax equivalent) (numerator A/denominator A)	59.69%	63.33%	62.51%	63.16%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	58.85%	63.81%	60.86%	64.26%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.6 million and $2.0 million for the three months ended September 30, 2015 and 2014, respectively, and an addition to net interest income of $7.2 million and $5.8 million for the nine months ended September 30, 2015 and 2014, respectively.